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                                                                   Exhibit 23

                        CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors and shareholders of Schult Homes Corporation:

We consent to the incorporation by reference in the Registration Statement to be dated March 18, 1996 on Form S-8 of Schult Homes Corporation of our report dated August 4, 1995, relating to the consolidated balance sheets of Schult Homes Corporation and subsidiaries as of July 1, 1995 and July 2, 1994, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the years in the three year period ended July 1, 1995. These financial statements and our report thereon are incorporated by reference into the 1995 annual report on Form 10-K from the 1995 Annual Report to Shareholders.


                                       /s/ KPMG Peat Marwick LLP
                                       -------------------------


Chicago, Illinois
March 15, 1995